Exhibit 5.1

Our ref: MJA/761080-000003/30266006v2

To the Addressee named in Schedule 1 (the “Addressee”)

[•] November 2021

Perimeter Solutions SA

We have been requested to give this opinion (the “Opinion”) to the Addressee as Luxembourg law special counsel in connection with the registration statement on form S-1, registration n°[•], initially filed by the Addressee with the United States Securities and Exchange Commission (the “Commission”) on [•] 2021 (the “Registration Statement”) relating to the registration with the Commission of registered ordinary shares of the Addressee with a nominal value of USD 1 each (each an “Ordinary Share” and collectively the “Ordinary Shares”), with respect to certain Luxembourg legal matters relating to the 116,304,810 Ordinary Shares currently issued by the Addressee (the “Existing Shares”). In addition, we have been asked to render this opinion in our capacity as special Luxembourg counsel to the Addressee in connection with the registration of up to 8,505,000 Ordinary Shares that may be issued by the Addressee in connection with the exercise of the Holdco Warrants in the future (the “Warrant Shares” and each a “Warrant Share”). . Capitalised terms used in this Opinion shall, unless otherwise defined in the present Opinion, have the meaning ascribed to them in the Registration Statement and/or the Business Combination Agreement.

1	Documents Reviewed

We have reviewed originals, copies or executed copies (as the case may be) of the following documents:

1.1	The documents listed in Schedule 2 of this Opinion (the “Transaction Documents”).

1.2	The corporate documents of the Addressee (the “Corporate Documents”) including:

(a)

a copy of the deed of incorporation including the articles of association of the Addressee dated 21 June 2021 and a copy of a notarial deed amending and restating the articles association of the Addressee and including the articles of association of the Addressee dated 2 November 2021 (the “Constitutional Documents”);

(b)	an excerpt issued by the R.C.S. in relation to the Addressee dated[•] November 2021; and

(c)

a negative certificate (certificat de non-inscription d’une décision judiciaire) of the Addressee issued by the R.C.S. dated [•] November 2021 with respect to the status of the Addressee as at [•] November 2021 (the “R.C.S. Certificate”).

1.3	We have not examined any other document not listed above.

2	Opinions

Based upon, and subject to, the assumptions set out in Schedule 3 and the qualifications set out in Schedule 4, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

Corporate Matters—Incorporation, Capacity and Execution – No Conflict

2.1	The Addressee has been duly incorporated before a Luxembourg notary for an unlimited duration and validly exists as a public limited liability company (société anonyme) under Luxembourg law.

2.2

The Existing Shares have been validly issued and fully paid, and the holder of such Existing Shares is not liable, solely because of his or her or its shareholder status, for additional payments to the Addressee or the Addressee’s creditors.

2.3

The Warrant Shares subscribed and issued in accordance with the Holdco Warrant Instrument and the Registration Statement following exercise of the Warrants (if and when exercised in accordance with their terms under the Warrant Instrument), will be validly issued and fully paid, and the holder of such Warrant Shares will not be liable, solely because of his or her or its shareholder status, for additional payments to the Addressee or the Addressee’s creditors.

3	Benefit of Opinion

3.1

This Opinion is issued solely for the purposes of the filing of the Registration Statement(the “Transaction”). It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent in each instance. We hereby consent to filing of this Opinion as an exhibit to the Registration Statement and to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended. This Opinion is strictly limited to the matters stated in it.

The Luxembourg courts shall have exclusive jurisdiction to settle any dispute, action, suit or proceeding that may arise out of or be in connection with this Opinion.

Yours faithfully

Marjorie Allo

Partner

For and on behalf of

Maples and Calder (Luxembourg) SARL

Société d’avocats inscrite au Barreau de Luxembourg

Law firm admitted to practice in Luxembourg and registered on the list V of lawyers of the Luxembourg bar association

Schedule 1

The Addressee

1

The board of directors of Perimeter Solutions SA, a public limited liability company duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Registre de Commerce et des Sociétés, Luxembourg (Luxembourg Trade and Companies Register) under number B 256.548.

Schedule 2

The Transaction Documents

1

An executed copy of the business combination agreement dated 15 June 2021 governed by the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, except to the extent mandatorily governed by the laws of the Grand Duchy of Luxembourg, including the provisions relating to the Exchange, between EverArc Holdings Limited, SK Invictus Holdings S.à r.l., SK Invictus Intermediate S.à r.l., the Addressee and EverArc (BVI) Merger Sub Limited (the “Business Combination Agreement”).

2

An e-mailed copy of an executed version of the unanimous consent of the members of the board of directors of the Addressee dated 28 June 2021 approving inter alia the Business Combination and the entry into and execution of Business Combination Agreement (the “Transaction Approval”);

3

An e-mailed copy of an executed version of the unanimous consent of the members of the board of directors of the Addressee approving inter alia the Transaction and the issuance of the Holdco Warrants and the entering into and execution of the Holdco Warrant Instrument by the Addressee, on the Closing Date and conditional on Closing (the “Closing Approval”).

4

A copy of the deed of the extraordinary shareholder meeting of the Addressee held on 2 November 2021 in front of Me Danielle Kolbach, notary in the Grand Duchy of Luxembourg approving inter alia the creation of an authorised share capital of the Addressee and the issuance of the Holdco Warrants by the Addressee (the “Notarial Deed”).

5

E-mailed copies of the executed version of confirmations by a delegate of the board of directors of the Addressee pursuant to the Transaction Approval and Closing Approval regarding the issuance of Ordinary Shares following the Merger and the Closing under the authorized share capital of the Addressee (the “Delegate of the Board Confirmations”).

6	Drafts of the notarial acknowledgments (acte de constat d’augmentation de capital) regarding the issuance of Ordinary Shares following the Merger and the Closing(the “Notarial Documents”).

7	A copy of the Registration Statement.

8	An e-mailed copy of an executed version of the Holdco Warrant Instrument.

For the purposes of issuing this Opinion, the Business Combination Agreement, the Transaction Approval, the Closing Approval, the Notarial Deed, the Delegate of the Board Confirmations, the Notarial Documents, the Registration Statement and the Holdco Warrant Instrument are collectively referred to as the “Transaction Documents”.

Schedule 3

Assumptions

This Opinion is given only as to and is based on circumstances and matters of fact existing and known to us on the date of this Opinion. We are a member of the Luxembourg Bar and accordingly this Opinion only relates to the laws of the Grand Duchy of Luxembourg as currently upheld by the Luxembourg courts and is given on the basis that it is governed by, and shall be construed in accordance therewith. The statements of this Opinion are valid under Luxembourg law as at the date of this Opinion, but as such are subject to changes in Luxembourg law. We assume no obligation to inform you or any other party or to revise or supplement this Opinion if Luxembourg law be amended or replaced by legislative action, judicial decision or otherwise. We express no opinion with regard to any other laws (including foreign laws applied in Luxembourg courts under Luxembourg private international law rules). We express no opinion on the law of the European Union as it affects any jurisdiction other than the Grand Duchy of Luxembourg.

We have made no investigation of, and express no opinion as to, the laws of any jurisdiction other than the Grand Duchy of Luxembourg, which would or might affect our Opinion as stated herein.

This Opinion is strictly limited to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

In giving this Opinion we have relied upon the following assumptions which we have not independently reviewed or verified:

General

1

That copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2

Where a Transaction Documents has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us.

3

That all signatures, initials and seals are genuine and the persons (other than [each of the Companies/the Company]) purported to have signed the Corporate Documents and the Transaction Documents have the legal capacity to sign them and have in fact signed them and as the case may be, the electronic signatures are compliant with the legal requirements of articles 1322-1 and 1322-2 of the Luxembourg Civil Code and the conditions set out in article 26 of Regulation (EU) n°910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing Directive 1999/93/EC (the “eIDAS Regulation”).

4	That the Corporate Documents and the Transaction Documents have not been amended, supplemented, replaced, varied or revoked at the date of this Opinion.

5

That each of the Transaction Documents (and the other documents, notices, instruments and deeds contemplated by the terms of the Transaction Documents) represents and contains the entirety of the transactions entered into by the Addressee in connection with the Transaction.

6

The truth, accuracy and completeness at all relevant times of each of the statements of matters of fact contained in the Corporate Documents and in the Transaction Documents on the date of this Opinion (save for those matters and statements covered by this Opinion).

7

That there are no agreements or arrangements in existence which in any way amend or vary the terms of the Transaction as disclosed by the Transaction Documents or in any way bear upon or are inconsistent with the opinions set out in this Opinion.

8

The lack of bad faith and absence of fraud, coercion, duress, undue influence or mistake on the part of any of the parties to the Transaction Documents, their respective directors and managers, employees, agents and advisers (excluding Maples and Calder).

9

That the Addressee has entered into the Transaction in good faith, at arms’ length, for its legitimate business purposes, for good consideration, and that it derives commercial benefit from the Transaction commensurate with the risks undertaken by it in the Transaction, and that the Transaction Documents is in the corporate interest (intérêt social) of the Addressee.

10	That the representations and warranties by any of the parties to the Transaction Documents are true and accurate.

11

That no transaction contemplated by the Transaction Documents nor any transaction to be carried out in connection with any transaction contemplated by the Transaction Documents meets any hallmark set out in Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.

Corporate Matters – Capacity and Execution

12

That, with respect to the Addressee , all the legal requirements of the Luxembourg law of 31 May 1999 regarding the domiciliation of companies, as amended, and as construed and supplemented by the criteria set out by the Commission de Surveillance du Secteur Financier in its circulars, have been complied with.

13

That the Transaction Documents have been duly and validly authorised and duly executed by or on behalf of all relevant parties (other than the Addressee) in accordance with all relevant laws (other than, with respect to the Addressee, the laws of the Grand Duchy of Luxembourg).

14	That the board resolutions passed were duly adopted, have not been revoked or varied and remain in full force and effect as at the date of this Opinion.

15

That each of the parties to the Transaction Documents (other than the Addressee) has been duly incorporated, formed or established and is validly existing under the laws of the jurisdiction of its registered office, seat of central administration, principal place of business or place of incorporation.

16

That each of the parties to the Transaction Documents (other than the Addressee) has a corporate existence, no steps having been taken pursuant to any administration, bankruptcy, insolvency, liquidation, receivership or equivalent or analogous proceedings or to appoint an administrator, bankruptcy receiver, insolvency practitioner, liquidator or receiver of each of the parties to the Transaction Documents (other than the Addressee) or over their assets and that no voluntary or judicial winding-up of such parties has been commenced or recorded at the date of this Opinion.

17

The power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect of the Companies, the laws of the Grand Duchy of Luxembourg) to enter into, execute, deliver and perform their respective obligations under the Transaction Documents.

Solvency and Insolvency

18

That the Addressee has and, upon the opening of any insolvency proceedings pursuant to the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings, recast)s (the “EU Insolvency Regulation”), will have its central administration (administration centrale), its place of effective management (siège de direction effective) and its centre of main interests (centre des intérêts principaux) (as that term is used in Article 3(1) of the EU Insolvency Regulation) at the place of its registered office (siège statutaire) in the Grand Duchy of Luxembourg being the jurisdiction in which the Addressee conducts the administration of its interests on a regular basis and which is ascertainable by third parties (there being a rebuttable presumption that a company’s centre of main interests is in the jurisdiction in which it has its registered office) and will not have an “establishment” (being any place of operations where a company carries out or has carried out in the three month period prior to the request to open main insolvency proceedings a non-transitory economic activity with human means and assets), as defined in Article 2(10) of the EU Insolvency Regulation, outside the Grand Duchy of Luxembourg.

Governing Law

19

Without having made any investigation, that the Transaction Documents are legal, valid, binding and enforceable against all relevant parties in accordance with their terms under other relevant laws (other than the laws of the Grand Duchy of Luxembourg).

20

That there is nothing under any law (other than the laws of the Grand Duchy of Luxembourg), which would or might affect the opinions expressed herein. Specifically, we have made no independent investigation of the laws of the State of Delaware.

21

All relevant authorisations, approvals, consents and licences required in any jurisdiction (other than the Grand Duchy of Luxembourg) and all formalities and requirements of the laws of any relevant jurisdictions (other than the Grand Duchy of Luxembourg) and any regulatory authority (other than any Luxembourg regulatory authority) therein applicable to the execution, performance, enforceability and admissibility in evidence of the Transaction Documents:

(a)	have been made, done or obtained, as the case may be; and

(b)	have been and will be complied with,

(and in each case (where applicable) (i) they are in full force and effect; and (ii) were made, done and obtained or complied with within any applicable time period).

22

That there are no provisions of the laws of any jurisdiction outside the Grand Duchy of Luxembourg which would be contravened by the execution or delivery of the Holdco Warrant Instrument and that none of the opinions expressed herein will be affected by the laws (including the public policy) of any jurisdiction outside the Grand Duchy of Luxembourg.

23

Insofar as any obligation or right of a party pursuant to the Holdco Warrant Instrument is to be performed or, as the case may be, exercised in any jurisdiction outside the Grand Duchy of Luxembourg, that its performance or, as the case may be, exercise will not be illegal or ineffective by virtue of the laws of that jurisdiction.

Submission to foreign jurisdiction

24

That the submission by the Addressee in the Holdco Warrant Instrument to the jurisdiction of the Delaware Court will be valid under the laws of the State of Delaware and under the laws of any other relevant jurisdiction (other than the laws of the Grand Duchy of Luxembourg).

Schedule 4

Qualifications

Our Opinion is subject to the following qualifications:

Insolvency – EU

1

The respective rights of the parties to the Transaction Documents may be affected or limited by, the provisions of any applicable bankruptcy (faillite), insolvency, liquidation (liquidation), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement or composition with creditors (concordat préventif de la faillite), reorganisation or similar Luxembourg or foreign laws affecting the rights of creditors generally.

2

Pursuant to Luxembourg law, certain creditors enjoy, in the framework of insolvency proceedings, preferred rights to payments arising by operation of law that may rank prior to those of secured creditors (including, but not limited to, legal fees and costs, employees’ unpaid salaries, claims of the Treasury or social security organisms).

General

3

Documents produced before a court or a public body of the Grand Duchy of Luxembourg might have to be translated into the French or German languages. Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts in question may not be identical to the concepts described by the same English terms as they exist in the laws, rules and regulations of other jurisdictions. Therefore, legal concepts expressed in English in this Opinion will be construed and applied by Luxembourg courts in accordance with Luxembourg law.

4

The terms “valid”, “binding” and “enforceable” as used in this Opinion mean that the obligations assumed by the Addressee under the Holdco Warrant Instrument are of a type which the Luxembourg courts will generally enforce. It does not mean that those obligations will necessarily be enforced by the Luxembourg courts in all circumstances in accordance with their terms. Any specific case will be treated with regard to the actual facts and circumstances particular to this case and accordingly we express no opinion on the outcome of any legal dispute that may arise in connection with the Holdco Warrant Instrument. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency and other similar laws;

(b)	certain obligations, other than payment obligations, might not be subject of specific performance pursuant to Luxembourg court orders and result only in damages;

(c)	claims may be barred by statutes of limitations or may be subject to defences of set-off or counterclaims;

(d)

even though monetary judgments may be expressed in a foreign currency, any obligation to pay a sum of money in a currency other than euro will be enforceable in Luxembourg in terms of euros only and for such purpose, all claims and debts shall be converted into euro at the prevailing exchange rate on the date of payment;

(e)	a severability provision may be ineffective if a Luxembourg court considers that the illegal, invalid or unenforceable provision is a substantial or material one;

(f)

where obligations are to be performed in a jurisdiction outside the Grand Duchy of Luxembourg, they may not be enforceable in the Grand Duchy of Luxembourg to the extent that performance would be illegal under the laws of that jurisdiction;

(g)

any provision in the Holdco Warrant Instrument that provides for indemnification resulting from loss suffered pursuant to the conversion of any amount of a claim made in any other currency than euro into euro in a liquidation may not be enforceable;

(h)	a Luxembourg court may not give effect to a clause purporting to determine the date on which notice is deemed to have been made;

(i)

any provision stating that any rights and obligations shall bind successors and assigns of any party thereto may not be enforceable in Luxembourg in the absence of any further agreements to that effect from such successors and assigns in case such successors and assigns are Luxembourg individuals/entities; Indeed, under Luxembourg law, pursuant to the principle of privity, a contract will only, as a matter of principle, confer rights to, or be binding upon, the parties thereto save (i) where the assignee has expressly agreed to assume the transferred or assigned obligations or (ii) in accordance with limited provisions of Luxembourg law providing to the contrary, such as, for instance, in case of merger;

(j)

notwithstanding any provisions pursuant to which a party may unilaterally make determinations that are deemed to be conclusive and binding towards any other party, Luxembourg courts may examine whether such determinations were made in good faith;

(k)	any provision providing for interest being payable in specified circumstances on due and payable interest may be construed by Luxembourg courts as a penalty and not be recoverable;

(l)

a Luxembourg court may construe a contractual provision conferring or imposing a remedy or a penalty upon default as constituting an excessive pecuniary remedy and decide on such ground to decrease the amount thereof;

(m)	the validity of non-petition clauses is doubtful under Luxembourg law;

(n)

contractual legal provisions according to which a party should indemnify another party and/or bear costs and expenses may not be enforceable to the extent that the Luxembourg courts may fix at their own discretion the amount of legal fees and costs; and

(o)

a contractual provision allowing the service of process against a party to a service agent could be overridden by Luxembourg statutory provisions allowing the valid securing of process against a party in accordance with applicable laws at the domicile of the party.

5

The expressions “duly incorporated” and “validly existing” as used in this Opinion are intended to be construed according to Luxembourg legal concepts relating to the legal existence of the Addressee and its valid incorporation and do not imply a particular financial situation (including in respect of the criteria for the opening of any insolvency proceedings).

6	As a matter of Luxembourg law, to the extent applicable, the respective rights and obligations of the parties to the Transaction Documents may be affected or limited by:

(a)	principles of criminal law, including but not limited to freezing orders; or

(b)

the general defences that could become available to a contracting party in the framework of a potential future litigation in respect of the validity and enforceability of agreements in general (including, but not limited to fraud, lack of consent, duress, undue influence, material error, illegal consideration, uncertainty of the object, mistake, misrepresentation, incapacity, breach of public order and force majeure).

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7

Documents relating to the Addressee (including, but not limited to, a notice of a winding-up order or resolution, or a notice of the appointment of an administrator, bankruptcy receiver, insolvency practitioner, liquidator, receiver or director) might not be published on the R.E.S.A/Recueil Électronique des Sociétés et Associations (the “R.E.S.A.”) or filed with the R.C.S. or with the court clerk of the Luxembourg District Court (Tribunal d’Arrondissement de et à Luxembourg) immediately and there might be a delay in the relevant document appearing in the files of the Addressee.

8

Deeds (actes) or extracts of deeds (extraits d’actes) relating to the Addressee and which, by virtue of the Luxembourg law of 10 August 1915 on commercial companies, as amended (the “Law on Commercial Companies”)must be published in the R.E.S.A. (and which concern essentially acts relating to the incorporation, the functioning, appointment of directors, liquidation/insolvency of the Addressee or subsequent amendments to its Constitutional Documents) will only be enforceable against third parties after they have been published in the R.E.S.A., except where such third parties have knowledge thereof, whereas third parties may however rely thereon prior to such publication. For the fifteen days following the publication, these deeds or extracts of deeds are not enforceable against third parties who prove that it was impossible for them to have knowledge thereof within that time.

9

The registration of some or all of the Transaction Documents with the Administration de l’Enregistrement et des Domaines in Luxembourg will be required if they are appended to a public deed voluntarily or to any other document subject to mandatory registration, in which case a registration duty will be payable depending on the nature of the document to be registered. The same registration duties will be payable in the case of voluntary registration of the Transaction Documents.

10

No opinion is expressed or implied in relation to the accuracy of any statement of fact, opinion, representation or warranty made in the Transaction Documents (save for those matters and statements covered by this Opinion) or given by or concerning any of the parties to the Transaction Documents, or whether such parties are bound by any representation or warranty given.

11

A receiver may be limited in the exercise of its rights and powers (i) pursuant to the Law on Commercial Companies and (ii), in the case of insolvency of a Luxembourg company, by the rights and powers of the insolvency receiver appointed by a Luxembourg court pursuant to Luxembourg insolvency laws. Further, the rights and powers of a receiver may not cover or extend to actions which, pursuant to the Law on Commercial Companies or the Constitutional Documents, require a decision of the shareholders of a Luxembourg company rather than the Luxembourg company itself.

12

We express no view as to the commercial terms of the Transaction Documents or whether such terms represent the intentions of the parties and make no comment with respect to any representations which may be made by the Addressee.

13	We express no opinion on the contractual terms of the relevant documents other than by reference to the legal character thereof.

Governing Law

14

As a matter of principle and notwithstanding any foreign jurisdiction clause, Luxembourg courts have jurisdiction over any conservatory or provisional measures concerning assets or persons located in the Grand Duchy of Luxembourg and any action relating thereto may be governed by Luxembourg law.

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15	When applying a foreign law, the courts of competent jurisdiction of Luxembourg, if any, by virtue of the Rome I Regulation and as appropriate:

(a)

may give effect to the mandatory rules of law of another country or of provisions of Community law where all of the other elements of the situation but the choice of law are located at the time of choice in another country or in another Member State, if and insofar as, under the law of that country, those rules must be applied whatever is the law applicable to the Holdco Warrant Instrument (Article 3(3) and 3(4) of the Rome I Regulation);

(b)	will apply Luxembourg law in a situation where it is mandatory irrespective of the law otherwise applicable to the Holdco Warrant Instrument (Article 9(2) of the Rome I Regulation);

(c)

may refuse to apply the foreign law if such application is manifestly incompatible with the public policy of Luxembourg (Article 21 of the Rome I Regulation) but our reading of the Holdco Warrant Instrument does not lead us to believe that the Luxembourg courts would refuse the foreign law on that basis; and

(d)

shall have regard to the law of the country in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance (Article 12(2) of the Rome I Regulation).

16	When applying a foreign law, the courts of competent jurisdiction of Luxembourg, if any, by virtue of the Rome II Regulation and as appropriate:

(a)

may give effect to the mandatory rules of law of another country where all elements relevant to a tort are located in that other country at the time when the tort occurs if and insofar as, under the law of that country, those rules must be applied irrespective of the law applicable to the Holdco Warrant Instrument (Article 14 (2) of the Rome II Regulation);

(b)

may give effect to the mandatory rules of E.U. law that cannot be derogated from by agreement when all the elements relevant to a tort are located in one or more of the Member States at the time when the tort occurs (Article 14 (3) of the Rome II Regulation);

(c)	will apply Luxembourg law in a situation where it is mandatory, irrespective of the law otherwise applicable to the Holdco Warrant Instrument (Article 16 of the Rome II Regulation);

(d)

may refuse to apply the foreign law if such application is manifestly incompatible with the public policy of Luxembourg (Article 26 of the Rome II Regulation), although our reading of the Holdco Warrant Instrument does not lead us to believe that the Luxembourg courts would refuse to apply the foreign law on that basis;

(e)

may apply, with respect to non-contractual obligations arising out of an act of unfair competition, the law of the country where competitive relations or the collective interests of consumers are, or are likely to be, affected (Article 6 of the Rome II Regulation);

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(f)

will apply the law of the country for which protection is claimed when a tort arises from an infringement of an intellectual property right, notwithstanding the choice of law made by the parties (Article 8 of the Rome II Regulation); and

(g)	the choice of the law shall not prejudice the rights of third parties (Article 14 (1) of the Rome II Regulation).

Electronic Signatures

17

While an electronic signature may not be dismissed in court or deprived from any legal effect merely on the grounds that it is an electronic signature, only electronic signatures that meet the conditions and comply with the requirements set out in Article 1322-1 of the Luxembourg Civil Code and under the eIDAS Regulation, have an equivalent effect to handwritten “wet ink” signatures when used for the purpose of the execution of an agreement under private seal (acte sous seing privé). Electronic signatures that fail to satisfy such requirements will however not benefit from a presumption of equivalence to handwritten signatures and of reverse burden of proof but will be prima facie admissible in evidence (commencement de preuve) before Luxembourg courts that will have full discretion to determine on a case by case basis whether they validly evidence the consent of the purported signatory. Additional means of evidence may be needed to be produced in court for such purpose and such electronic signatures bear the risk of being declared invalid absent convincing evidence. In case the Transaction Documents has been signed by way of electronic signatures, no opinion is expressed herein on the legal qualification of any signature in electronic form.

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